Exhibit 99.2

For Immediate Release

For more information:
Rex S. Schuette
Chief Financial Officer
(706) 781-2266
Rex_Schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. COMPLETES SENIOR NOTE OFFERING OF $34.6 MILLION

BLAIRSVILLE, GA – August 12, 2013 – United Community Banks, Inc. (NASDAQ: UCBI) (“United”), the holding company of United Community Bank, today announced it completed its offering of $34,584,000 aggregate principal amount of 6.00% Senior Notes due August 13, 2018 (the “Notes”).     Interest on the Notes is payable semi-annually on February 13 and August 13 with the first such payment on February 13, 2014. United may elect to redeem the Notes, in whole or in part, on any interest payment date on or after August 13, 2015 at a redemption price equal to 100% of the principal amount plus any accrued and unpaid interest.

United intends to use the net cash proceeds from this offering for general corporate purposes, which may include the repurchase or replacement of certain of United’s debt instruments.

The interest rate was determined through an online modified Dutch auction process administered by Zions Direct, Inc. whereby Macquarie Capital acted as Program Arranger and Joint Book-Running Manager and Goldman, Sachs & Co. acted as Joint Book-Running Manager for the offering.

About United Community Banks, Inc.

Headquartered in Blairsville, United Community Banks, Inc. is the third-largest bank holding company in Georgia. United has assets of $7.2 billion and operates 103 banking offices throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and western South Carolina. United specializes in providing personalized community banking services to individuals and small to mid-size businesses and also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United’s common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at United’s website at www.ucbi.com.

Safe Harbor

This news release contains forward-looking statements, as defined by federal securities laws, including statements about United’s financial outlook and business environment. These statements are based on current expectations and are provided to assist in the understanding of future financial performance. Such performance involves risks and uncertainties that may cause actual results to differ materially from those expressed or implied in any such statements. For a discussion of some of the risks and other factors that may cause such forward-looking statements to differ materially from actual results, please refer to United’s filings with the SEC including its 2012 Annual Report on Form 10-K and Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2013 under the sections entitled “Forward-Looking Statements” and “Risk Factors.” Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements.